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                              LLOYD I. MILLER, III
                                4550 Gordon Drive
                              Naples, Florida 34102

           VOTE FOR BALANCED REPRESENTATION ON YOUR BOARD OF DIRECTORS
                           - VOTE THE BLUE PROXY CARD

                                February 10, 2004

DEAR FELLOW SHAREHOLDER:

Like you, I am a shareholder of Anacomp, Inc. I believe that representation on our Board of Directors is too heavily weighted toward associates of the Company's largest stockholders, which own a 28% block of common stock. I own 699,480 shares of Anacomp, representing approximately 17.3% of shares of common stock outstanding, and seek representation on the Board by NOMINATING MR. FRANK BELLIS AND MR. RAY STEELE. The business and public company board experience of Messrs. Bellis and Steele is described in my definitive proxy statement, which is on file with the Securities and Exchange Commission.

         I URGE YOU TO VOTE FOR MY NOMINEES TO ELECT A BALANCED BOARD OF DIRECTORS AND FOR THE FOLLOWING REASONS:

     o ANACOMP'S FAILURE TO PURSUE A STOCK BUYBACK. The current Board of Directors did not take prompt and decisive steps to increase shareholder value through a stock buyback. If the Board had obtained consent from Anacomp's lenders to buy back Company shares a year ago, all stockholders would now have increased earnings per share.

     o BALANCED REPRESENTATION ON THE BOARD. Two of seven directors nominated by Anacomp, Messrs. Tennenbaum and Holdsworth, are associated with stockholders who own a 28% block of common stock of your Company under an exception from Anacomp's stockholder rights plan. By electing my Nominees, you can vote for more balanced influence on the governance and strategic direction of our Company.

     o AVOIDABLE EXPENSES OF THIS PROXY CONTEST. As Anacomp's Board is no doubt aware, the expenses of this proxy contest are avoidable if the Board increases the size of the Board and nominates one or more of my Nominees. I ask you to consider why the Company has instead selected two affiliates of stockholders with a 28% block of Anacomp stock and why the Board is unwilling to consider my Nominees.

     o IS ANACOMP PROTECTED FROM ITS LARGEST STOCKHOLDER UNDER STATE ANTITAKEOVER LAWS? The Indiana antitakeover law is potentially important to Anacomp right now because the Company's largest stockholders have already been granted a special exception under Anacomp's stockholder rights plan to own a 28% block of common stock. I URGE ANACOMP TO STATE PUBLICLY whether Mr. Tennenbaum's affiliates are restricted from acquiring the Company under the Indiana antitakeover law and, if currently restricted, the date on which Mr. Tennenbaum's affiliates will cease to be restricted from acquiring the Company through a business combination. SHAREHOLDERS DESERVE TO KNOW ALL THE FACTS ABOUT THE COMPANY'S NOMINEES.

     o IMPROVED GOVERNANCE. My objectives with Anacomp are to improve corporate performance and governance rather than to obtain control of the Board of Directors. For that reason, I have nominated only two Nominees.

     o PUBLIC COMPANY BOARD EXPERIENCE OF MY NOMINEES. As members of the boards of directors of a number of public companies, my Nominees and I have been strong proponents of many initiatives that resulted in added value for shareholders, including share buybacks, buybacks of debt, cost cutting measures and sale of a company resulting in cash payments to shareholders.

                                     Sincerely yours,


                                     Lloyd I. Miller, III


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YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD
IN THE POSTAGE-PAID ENVELOPE PROVIDED. EVEN IF YOU HAVE ALREADY VOTED A WHITE CARD, YOU CAN STILL VOTE FOR MY NOMINEES BY SIGNING AND RETURNING A LATER DATED BLUE CARD. ONLY YOUR LATEST DATED PROXY CARD WILL COUNT. IF YOU HAVE ANY QUESTIONS OR NEED HELP VOTING YOUR SHARES, PLEASE CALL MY PROXY SOLICITOR, THE ALTMAN GROUP, TOLL FREE AT (800) 249-7140.
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                 YOUR VOTE ON THE BLUE PROXY CARD IS IMPORTANT,
                  NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.


     >> Since your shares are held through a brokerage firm, bank nominee or other institution, only it can vote a BLUE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Proxy Card in the self addressed, postage-paid envelope provided.

     >> IF YOU ALREADY VOTED A WHITE PROXY CARD AND WANT TO CHANGE YOUR VOTE, YOU CAN DO SO NOW BY SENDING IN THE ENCLOSED BLUE PROXY CARD. REMEMBER
         - ONLY YOUR LATEST DATED PROXY WILL DETERMINE HOW YOUR SHARES WILL BE VOTED AT THE ANACOMP MEETING

     >> After signing the enclosed BLUE Proxy Card do not sign or return any white proxy card, even to vote against management's nominees. Returning a white proxy card will override your vote on the BLUE proxy card. Please only vote on the BLUE card and discard any white card you receive.



If you have any questions or need further assistance in voting your shares on the BLUE proxy card, please contact my proxy solicitor, The Altman Group, toll free at (800) 249-7140.